UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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CommonWealth REIT
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On December 19, 2013, CommonWealth REIT issued the following press release:

* * * * *

FOR IMMEDIATE RELEASE

CommonWealth REIT Amends Management Agreement with RMR

Implements Changes Announced Earlier this Year to Further Align Interests of Management with
Shareholders While Maintaining Low Cost Structure

New Incentive Fee Based on Three Year Total Return per Share Relative to

Performance of Other Office REITs

Eliminates Related Party Purchase Rights for Property Sales

Newton, MA (December 19, 2013): CommonWealth REIT (NYSE: CWH) today announced that it has amended its business management agreement with Reit Management & Research LLC, or RMR, effective January 1, 2014.

The CWH Independent Trustees issued the following statement regarding today’s announcement:

“We want to thank all of CWH’s shareholders who provided suggestions during the past few months as we worked toward revising our business management agreement with RMR.  With the assistance of an independent compensation consultant engaged by the Independent Trustees, we have incorporated many shareholder suggestions.  We believe the revised business management agreement further aligns the interests of management with CWH’s shareholders, while at the same time allowing CWH’s shareholders to continue receiving high quality management services at below average costs.”

The amended agreement implements the previously announced plan to change the business management agreement, as follows:

New Base Management Fee:

•                  The new calculation of the base management fee will be based on approximately 0.5% multiplied by the lower of: (i) the historical cost of CWH’s real estate assets or (ii) CWH’s total market capitalization.  The comparatively low level of general and administrative, or G&A, expenses that CWH has historically enjoyed will continue, but with this change it is possible that G&A expenses may further decline if the market value of CWH’s common shares declines.

•                  10% of the base fee will be paid in CWH’s common shares.  As a result, management’s share ownership is expected to increase over time.

New Incentive Fee:

•                  The new incentive fee will be calculated based on total return per share (dividends and share price changes) realized by CWH’s shareholders in comparison to the total return of the SNL U.S. REIT Office Index, or the Benchmark.  The incentive fee formula will be based on the amount of outperformance, if any, realized by CWH’s shareholders during the measurement periods compared to the Benchmark, multiplied by a 12% participation rate.  For example, if CWH’s shareholders’ total return is 10% during the measurement period and the Benchmark’s total return is 5% during that same period, the incentive fee will be 12% of the 5% of total outperformance realized by CWH’s shareholders.

•                  The measurement period for the new incentive fee will be a rolling, cumulative three year period starting January 1, 2014.  In other words, the incentive fee payable at the end of 2016 will be based upon the outperformance realized by CWH’s shareholders compared to the Benchmark cumulatively during 2014, 2015 and 2016; the incentive fee payable at the end of the 2017 would be based upon the cumulative outperformance realized in 2015, 2016 and 2017; etc.

•                  No incentive fee will be payable by CWH in the event the total return realized during any measurement period is negative, even if the total return realized by CWH’s shareholders exceeds the Benchmark.  Also, the incentive fee formula includes a “high performance modifier” so that, within specific parameters, if the total return realized by CWH’s shareholders over a three year period exceeds 36% an adjusted incentive fee may be paid.

•                  The incentive fee will be paid in CWH’s common shares.  The annual payment of the incentive fee will be limited, or capped, at 1.5% of the number of CWH’s common shares outstanding at the end of each measurement period.  Common shares issued for payment of the incentive fees will vest over a multi-year period and the shares will be subject to “claw back” in the event of subsequent financial restatements.  Also, because it will take three years for the new incentive fee formula to become fully effective, a one year interim fee may be paid at the end of 2014 and a two year cumulative interim fee may be paid at the end of 2015 based on outperforming the pro-rata hurdles in each of those periods.

The previous incentive fee arrangement was based on a percentage of annual increases in funds from operations, or FFO, per share.  The new incentive fee formula is intended to more directly align the fee paid with the total return realized by shareholders relative to CWH’s office REIT peers.

The new incentive fee formula was established by the CWH Board of Trustees’ Compensation Committee (which is comprised solely of Independent Trustees) and it was developed by that Committee in consultation with FTI Consulting, Inc., an independent compensation consultant selected by the Committee.

Other Management Contract Terms:

In addition to the new fee formulas described above, the amended business management agreement eliminates the historical “right of first offer” for property dispositions among CWH and other REITs managed by RMR.

The amended business management agreement continues to require RMR to provide all personnel and substantially all corporate office functions typically included in G&A expenses, except certain third party services and expenses such as outside counsel and accountants as well as the fees and expenses of the Independent Trustees.

CommonWealth REIT is a real estate investment trust that primarily owns office properties located throughout the United States.  CWH is headquartered in Newton, MA.

WARNING REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE INCLUDES FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS.  THESE FORWARD LOOKING STATEMENTS ARE BASED UPON CWH’S AND ITS

INDEPENDENT TRUSTEES’ PRESENT BELIEFS AND EXPECTATIONS, BUT THEY ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR FOR VARIOUS REASONS, INCLUDING SOME REASONS WHICH ARE BEYOND CWH’S AND THE INDEPENDENT TRUSTEES’ CONTROL.  FOR EXAMPLE:  THIS PRESS RELEASE REFERS TO THE COMPARATIVELY LOW LEVEL OF G&A EXPENSES WHICH CWH HAS HISTORICALLY EXPERIENCED AND STATES THAT CWH MAY CONTINUE TO RECEIVE HIGH QUALITY MANAGEMENT SERVICES AT BELOW AVERAGE COSTS.  THE COMPARATIVE AND AVERAGE COSTS OF MANAGEMENT COSTS AND G&A EXPENSES MAY BE CALCULATED IN DIFFERENT WAYS:  BY AMOUNTS, AS A PERCENTAGE OF ASSETS, AS A PERCENTAGE OF REVENUES AND OTHERWISE.  CWH AND ITS INDEPENDENT TRUSTEES BELIEVE THAT THEIR CALCULATIONS OF SUCH COSTS AND EXPENSES ARE APPROPRIATE.  HOWEVER, IT IS POSSIBLE THAT OTHERS MAY DISPUTE THESE CALCULATIONS TO ARGUE THAT SUCH COSTS AND EXPENSE ARE NOT AT A LOW LEVEL OR BELOW AVERAGE.

FOR THESE REASONS, AMONG OTHERS, INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE OR THEIR IMPLICATIONS.

ADDITIONAL INFORMATION REGARDING THE CONSENT SOLICITATION

CWH, its Trustees and certain of its executive officers, and RMR and certain of its directors, officers and employees may be deemed to be participants in the solicitation of consent revocations from shareholders in connection with the solicitation being conducted by Corvex Management LP and Related Fund Management, LLC, together Corvex/Related.  On December 6, 2013, CWH filed a preliminary consent revocation statement with the Securities and Exchange Commission, or the SEC, in response to the Corvex/Related solicitation.  CWH will furnish a definitive consent revocation statement to its shareholders, together with a WHITE consent revocation card when available.  SHAREHOLDERS ARE URGED TO READ THE CONSENT REVOCATION STATEMENT AND ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY OTHER RELEVANT DOCUMENTS THAT CWH WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Additional information regarding the identity of the potential participants and their direct or indirect interests, by share holdings or otherwise, is set forth in the preliminary consent revocation statement and other materials to be filed by CWH with the SEC in connection with the solicitation of revocations of consents.

Shareholders may obtain free of charge copies of the consent revocation statement and any other documents (when available) filed by CWH with the SEC in connection with the Corvex/Related solicitation at the SEC’s website (http://sec.gov), at CWH’s website (http://cwhreit.com) or by requesting these materials from Timothy Bonang, by phone at (617) 796-8222, or by mail at Two Newton Place, 255 Washington Street, Newton, MA 02458 or by requesting materials from the firm assisting the CWH in the solicitation of consent revocations, Morrow & Co., LLC, toll free at (800) 276-3011 (banks and brokers call collect at (203) 658-9400).

Media Contacts:

Joele Frank Wilkinson Brimmer Katcher

Andrew Siegel/Jonathan Keener

212-355-4449

Or

Investor Contact:

Timothy A. Bonang, 617-796-8222

Vice President, Investor Relations

www.cwhreit.com